Exhibit 10.1

LETTER OF CREDIT FACILITY AGREEMENT

dated as of November 30, 2011

among

EDUCATION MANAGEMENT LLC,

EDUCATION MANAGEMENT HOLDINGS LLC,

THE GRANTOR SUBSIDIARIES PARTY HERETO,

VARIOUS LENDERS,

and

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent and Issuing Bank

$150,000,000 LETTER OF CREDIT FACILITY

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Sole Arranger and Bookrunner

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APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	4.1	Jurisdictions of Organization
	4.9	Environmental Matters
	4.10	Taxes
	4.18	Education Approvals

EXHIBITS:	A-1	Opinion of Simpson Thacher & Bartlett LLP
	A-2	Opinion of General Counsel
	A-3	Opinion of Powers Pyles Sutter & Verville PC
	A-4	Opinion of Simpson Thacher & Bartlett LLP (Grantor Subsidiaries)
	A-5	Opinion of General Counsel (Grantor Subsidiaries)
	B	Assignment Agreement
	C	Certificate re Non-Bank Status
	D	Closing Date Certificate
	E	Cash Collateral Transfer Request
	F	Grantor Subsidiary Joinder

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LETTER OF CREDIT FACILITY AGREEMENT

This LETTER OF CREDIT FACILITY AGREEMENT (“Agreement”), dated as of November 30, 2011, is entered into by and among EDUCATION MANAGEMENT LLC, a Delaware limited liability company (“Company” or “Borrower”), EDUCATION MANAGEMENT HOLDINGS LLC, a Delaware limited liability company (“Holdings” or “Guarantor”), the Grantor Subsidiaries, the Lenders party hereto from time to time, and BANK OF AMERICA, N.A., as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”), as Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”) and as Issuing Bank.

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Borrower has requested that Issuing Bank issue Letters of Credit in an aggregate face amount at any time outstanding not to exceed $150,000,000 to the DOE;

WHEREAS, Borrower will deposit cash in a Borrower Cash Collateral Account and, at Borrower’s request, Collateral Agent will transfer Cash Collateral from the Borrower Cash Collateral Account (other than any Certificate of Deposit) directly to one or more Subsidiary Cash Collateral Accounts;

WHEREAS, as a condition to any Credit Extension, Collateral Agent, for the benefit of the Secured Parties, must have a perfected exclusive security interest in Cash Collateral held in Subsidiary Cash Collateral Accounts equal to 105% of the total undrawn amount of all Letters of Credit to secure the Obligations; and

WHEREAS, the Cash Collateral shall not be subject to withdrawal from any Cash Collateral Account for any purpose whatsoever (other than by Administrative Agent to reimburse Issuing Bank for drawings under a Letter of Credit in accordance with Section 2.4(d), to pay interest and fees payable hereunder or to satisfy other Obligations in accordance with Section 8.3(b), or by Bank of America as deposit bank to pay its customary fees and charges in respect of the Cash Collateral Accounts as required pursuant to the Control Agreements) and shall not otherwise be available to Holdings or any Subsidiary, except (i) that Cash Collateral shall be transferred from the Borrower Cash Collateral Account to Subsidiary Cash Collateral Accounts or (ii) upon the payment in full of all Obligations, termination of all Commitments and the termination or expiration of all Letters of Credit.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Accrediting Body” means any entity or organization that is recognized as an institutional accrediting agency by the DOE which engages in granting or withholding Accreditation or similar approval for private post-secondary schools, in accordance with standards relating to the performance, operation, financial condition and/or educational quality of such schools.

“Accreditation” means the status of public recognition granted by any Accrediting Body to an educational institution or location thereof that meets the Accrediting Body’s standards and requirements.

“Administrative Agent” as defined in the preamble hereto.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent, Arranger and Collateral Agent.

“Aggregate Amounts Due” as defined in Section 2.17.

“Agreement” as defined in the preamble hereto.

“Arranger” means Merrill Lynch, Pierce, Fenner & Smith Incorporated in its capacity as sole arranger and bookrunner.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit B, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Indebtedness” means, on any date, in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Bank of America” means Bank of America, N.A.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (iii) the Adjusted Eurodollar Rate (as defined in the Existing Credit Agreement as in effect on the date hereof) for an interest period of one month plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Beneficiary” means each Secured Party.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States, or any successor thereto.

“Borrower” as defined in the preamble hereto.

“Borrower Cash Collateral Accounts” means (a) Certificates of Deposit issued by Bank of America or (b) any other deposit accounts held at Bank of America and, in each case, either (at the option of the Collateral Agent) (i) for which Borrower is the deposit bank’s customer and which account is subject to a Borrower Control Agreement or (ii) which account is otherwise blocked pursuant to Bank of America’s procedures.

“Borrower Collateral” as defined in Section 2.12.

“Borrower Control Agreement” means a deposit account control agreement among Borrower, Collateral Agent and Bank of America, as deposit bank, reasonably acceptable to the parties thereto, substantially in the form of Bank of America’s standard form of deposit account control agreement, pursuant to which Borrower shall grant control (within the meaning of Section 9-104 of the UCC of the State of New York) of the Borrower Cash Collateral Account to the Collateral Agent.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases; provided that for all purposes hereunder the amount of obligations under any Capitalized Lease shall be the amount thereof accounted for as a liability in accordance with GAAP as in effect on the Closing Date.

“Cash Collateral” means deposits in the Cash Collateral Accounts.

“Cash Collateral Accounts” means, collectively, the Borrower Cash Collateral Accounts and the Subsidiary Cash Collateral Accounts.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as subsequently amended.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“Certificate of Deposit” means a time deposit account referred to as a certificate of deposit.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit C.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means, at any time, (a) the Sponsors shall cease to beneficially own and control on a fully diluted basis at least 35% of the voting interests in the Equity Interests of Holdings or any direct or indirect parent of Holdings (each of Holdings and any such parent, a “Parent”); provided that, if the Existing Credit Agreement is amended to also so provide, the circumstance under this clause (a) shall not be a Change of Control unless any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Sponsors beneficially owns and controls on a fully diluted basis at least 35% of the voting interests in the Equity Interests of such Parent; (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) other than the Sponsors (i) shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in the Equity Interests of such Parent, and the percentage of the voting interest in the Equity Interests of such Parent acquired by such person or group exceeds, in the aggregate, the percentage held by the Sponsors taken as a whole or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of such Parent; (c) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of any Parent shall cease to be occupied by Persons who either (i) were members of the board of directors of such Parent on the Closing Date or (ii) were nominated for election by the board of directors of such Parent, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; (d) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the voting interests in the Equity Interests of Company; or (e) any “change of control” (or any comparable term) in the Senior Notes Indenture or the Existing Credit Agreement.

“Closing Date” means the date of effectiveness of this Agreement, November 30, 2011.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit D.

“Cohort Default Rate” as defined in 34 C.F.R. § 668 Subpart M and N, including Cohort Default Rates calculated for the periods specified in 34 C.F.R. § 668.183 and Cohort Default Rates calculated for the period specified in 34 C.F.R. § 668.202.

“Collateral” as defined in Section 2.12.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means this Agreement and the Control Agreements (if any) and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on the Collateral as security for the Obligations.

“Commitment” means the commitment of a Lender to make or otherwise fund and acquire participations in Letters of Credit. The amount of each Lender’s Commitment is set forth on Appendix A or in the applicable Assignment Agreement, as applicable, subject to any adjustment or reduction pursuant to the terms and conditions hereof.

“Commitment Period” means the period from the Closing Date to but excluding the Maturity Date.

“Company” as defined in the preamble hereto.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” as set forth in the definition of “Affiliate.”

“Control Agreements” means the Borrower Control Agreement and the Subsidiary Control Agreements.

“Credit Date” means the date of a Credit Extension.

“Credit Documents” means this Agreement, the Fee Letter, the Collateral Documents, any Grantor Subsidiary Joinder, any Letter of Credit Application, any documents or certificates executed by Borrower in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith.

“Credit Extension” means the issuance, amendment, modification, renewal or extension of a Letter of Credit.

“Credit Party” means Borrower, Guarantor or a Grantor Subsidiary.

“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time specified therein, or both, would be an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed to fund any portion of participations in any Letter of Credit within one (1) Business Day of the date required to be funded by it hereunder, (b) notified Borrower, Administrative Agent or any Issuing Bank in writing that it does not intend to comply with any of its obligations to fund any portion of participations in any Letter of Credit under this Agreement or has made a public statement to the effect that it does not intend to comply with such funding obligations under this Agreement or under any other agreement in which it commits to extend credit, (c) failed, within five (5) Business Days after a request by Administrative Agent or any Issuing Bank (with a copy to Company) to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, or (e) become or is insolvent or has a parent company that has become or is insolvent or become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or has indicated its consent to, approval of or acquiescence in any such proceeding or appointment.

“Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction and any sale of Equity Interests) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith; provided that “Dispose” shall not be deemed to include any issuance by Holdings of any of its Equity Interests to another Person.

“Disqualified Equity Interests” means any Equity Interest which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“DOE” means the United States Department of Education and any successor agency administering Title IV Programs.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Education Management” means Education Management Corporation, a Pennsylvania corporation.

“Educational Agency” means any Person, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates private postsecondary schools in accordance with standards relating to performance, operation, financial condition or academic standards of such schools, including the DOE, any State Educational Agency, any guaranty agency, and any other Accrediting Body.

“Educational Approval” means any license, authorization, Accreditation, or DOE Approval required to be issued by an Educational Agency in order for a School or any location thereof to participate in Title IV.

“Educational Law” means any statute, law, regulation, rule, order, or binding standard issued or administered by any Educational Agency.

“Eligible Assignee” means (i) any Lender, Issuing Bank, any Affiliate of any Lender or Issuing Bank and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all Federal, state, local, and foreign statutes, Laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution, the protection of the environment, natural resources, or, to the extent relating to exposure to Hazardous Materials, human health or to the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares, interests, rights, participations or other equivalents (however designated) of capital stock of (or other ownership or profit interests or units in) such Person and all of the warrants, options or other rights for the purchase, acquisition or exchange from such Person of any of the foregoing (including through convertible securities).

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Credit Agreement” means the Second Amended and Restated Credit and Guaranty Agreement, as amended and restated as of December 7, 2010, by and among the Company, as borrower, BNP Paribas, as administrative and collateral agent, and the other parties thereto (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time or refinanced or replaced).

“Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Commitments, that Lender’s Commitment; and (ii) after the termination of the Commitments, the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code as of the date of this Agreement (or any amended version or successor provision that is substantively comparable) and, in each case, any current or future regulations or interpretations or other guidance issued in connection therewith.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to a whole multiple of 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the fee letter agreement dated of even date herewith, between Borrower and Administrative Agent.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect as of the date of determination thereof.

“GAGAS” means United States generally accepted government auditing standards in effect as of the date of determination thereof.

“Gainful Employment Disclosure and Reporting Requirements” means the disclosure and reporting requirements set forth at 34 C.F.R. § 668.6, effective on July 1, 2011.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, but excluding any Educational Agency.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor Subsidiary” means a Subsidiary of Borrower that operates one or more educational institutions or is a direct parent company for one or more educational institutions and that executes and delivers to the Administrative Agent a Grantor Subsidiary Joinder; provided that (i) no Subsidiary that is a “Guarantor” under the Existing Credit Agreement shall be a Grantor Subsidiary and (ii) each Grantor Subsidiary shall be a “Wholly Owned Subsidiary” or a “Qualified Non-Wholly-Owned Subsidiary” under the Existing Credit Agreement.

“Grantor Subsidiary Collateral” as defined in Section 2.12.

“Grantor Subsidiary Joinder” means a joinder to this Agreement in the form of Exhibit F.

“Guarantee” means, as to any Person, without duplication, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other monetary obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or monetary other obligation of the payment or performance of such Indebtedness or other monetary obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other monetary obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other monetary obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other monetary obligation of any other Person, whether or not such Indebtedness or monetary other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien); provided that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantor” as defined in the preamble hereto.

“Guaranty” means the guaranty of Guarantor set forth in Section 7.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries or Education Management and its Subsidiaries, as applicable, for the immediately preceding three fiscal years, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for such fiscal years, and (ii) the unaudited financial statements of Education Management and its Subsidiaries as at the most recently ended fiscal quarter, consisting of a consolidated balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer or treasurer of Company that they fairly present, in all material respects, the financial condition of Holdings and its Subsidiaries or Education Management and its Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdings” as defined in the preamble hereto.

“Increased-Cost Lenders” as defined in Section 2.23.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount (after giving effect to any prior drawings or reductions which may have been reimbursed) of all letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds, performance bonds and similar instruments issued or created by or for the account of such Person;

(c) net obligations of such Person under any Swap Agreement;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and (ii) any earn-out obligation until such obligation becomes a liability on the balance sheet of such Person in accordance with GAAP);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements and mortgage, industrial revenue bond, industrial development bond and similar financings), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness;

(g) all obligations of such Person in respect of Disqualified Equity Interests; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, except to the extent such Person’s liability for such Indebtedness is otherwise limited. The amount of any net obligation under any Swap Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of Indebtedness of any Person for purposes of clause (e) shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such Person in good faith.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), actions, judgments, suits, costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); or (ii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Issuing Bank” shall mean, as the context may require, any or each of (a) Bank of America as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity, with respect to Letters of Credit issued by Bank of America and (b) any other financial institution that has or may become an Issuing Bank pursuant to Section 2.4(h), with respect to Letters of Credit issued by such financial institution and its successors and assigns in such capacity.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law, but excluding any Educational Law.

“Lender” means each financial institution with a Commitment on the Closing Date, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Letter of Credit” means a letter of credit issued hereunder.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.

“Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by an Issuing Bank and not theretofore reimbursed by or on behalf of Borrower.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any Capitalized Lease having substantially the same economic effect as any of the foregoing).

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect on the business, operations, assets, liabilities (actual or contingent) or financial condition of Holdings and its Subsidiaries, taken as a whole, (b) a material adverse effect on the ability of Borrower or the Credit Parties (taken as a whole) to perform their respective payment obligations under any Credit Document to which Borrower or any of the Credit Parties is a party or (c) a material adverse effect on the rights and remedies of the Lenders under any Credit Document.

“Maturity Date” means the second anniversary of the Closing Date; provided, however, if the 2015 Revolving Commitments (as defined in the Existing Credit Agreement as in effect on the date hereof) under the Existing Credit Agreement are terminated prior to such second anniversary, the Maturity Date shall be the date of such termination.

“Mitigating Arrangements” as defined in Section 2.4(h).

“Non-Consenting Lender” as defined in Section 2.23.

“Non-U.S. Lender” as defined in Section 2.20(e).

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Credit Party arising under any Credit Document or otherwise with respect to any Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Credit Party of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of the Credit Parties under the Credit Documents include (i) the obligation (including guarantee obligations) to pay principal, interest, Letter of Credit commissions, reimbursement obligations, charges, expenses, fees, indemnities and other amounts payable by any Credit Party under any Credit Document and (ii) the obligation of any Credit Party to reimburse any amount in respect of any of the foregoing that any Lender, in its sole discretion, may elect to pay or advance on behalf of such Credit Party.

“Obligee Guarantor” as defined in Section 7.7.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means present or future stamp, court or documentary Taxes and any other intangible or mortgage recording or similar Taxes imposed by any Governmental Authority, which arise from any payment made under any Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Credit Document, excluding any such Tax imposed as a result of an assignment by a Lender (“Assignment Tax”) if the Lender has a present or former connection with the jurisdiction imposing such Assignment Tax (other than a connection arising solely from having executed, delivered, enforced, become a party to, performed its obligations, received payments, received or perfected a security interest under, and/or engaged in any other transaction pursuant to, any Credit Document).

“Parent” as defined in the definition of “Change of Control.”

“Participant Register” as defined in Section 10.6(g).

“Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Platform” as defined in Section 5.2.

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means, for each of Administrative Agent and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

“Program Integrity Rules” means, those DOE regulations that became effective on July 1, 2011, as published in final form in the Federal Register on October 29, 2010, including, without limitation, the new regulations relating to the definition of a credit hour, clock to credit hour conversions, state authorization, incentive compensation and misrepresentation.

“Projections” as defined in Section 5.1(c).

“Pro Rata Share” means with respect to all payments, computations and other matters relating to the Commitment of any Lender or any Letters of Credit issued or participations purchased therein by any Lender, the percentage obtained by dividing (i) the Exposure of that Lender by (ii) the aggregate Exposure of all Lenders.

“Public Lender” as defined in Section 5.2(g).

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Register” as defined in Section 2.7(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Replacement Lender” as defined in Section 2.23.

“Requisite Lenders” means one or more Lenders having or holding Exposure and representing more than 50% of the sum of the aggregate Exposure of all Lenders; provided that the Exposure of, and the portion of the aggregate Exposure held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Requisite Lenders.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer or other similar officer of a Credit Party. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

“School” means a postsecondary institution of higher education which has been granted a unique identification number by the DOE, including any branch or additional location (as those terms are defined by the DOE or any Accrediting Body) of such postsecondary institution of higher education and which has received its own Educational Approval, operated by Borrower or any of its Subsidiaries.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, Administrative Agent, the Lenders, Issuing Bank, each co-agent or sub-agent appointed by Administrative Agent from time to time pursuant to Section 9.3(c), and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Senior Notes” means $375,000,000 in aggregate principal amount of Company’s 8.75% senior unsecured notes due 2014.

“Senior Notes Indenture” means the Indenture for the Senior Notes, dated as of June 1, 2006.

“Settlement Service” as defined in Section 10.6(d).

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Sponsors” means Goldman Sachs Capital Partners, Providence Equity Partners Inc., Leeds Equity Partners, and their respective Affiliates, but not including, however, any portfolio companies of any of the foregoing or any Affiliates that are not managed by the Merchant Banking Division of Goldman, Sachs & Co.

“State Educational Agency” means any state educational licensing body that provides a license or authorization necessary for any School to provide postsecondary education in a state.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Holdings.

“Subsidiary Cash Collateral Account” means (a) Certificates of Deposit issued by Bank of America or (b) any other deposit account held at Bank of America and, in each case, either (at the option of the Collateral Agent) (i) for which a Grantor Subsidiary is the deposit bank’s customer and which account is subject to a Subsidiary Control Agreement or (ii) which account is otherwise blocked pursuant to Bank of America’s procedures.

“Subsidiary Control Agreement” means a deposit account control agreement among a Grantor Subsidiary, Collateral Agent and Bank of America, as deposit bank, reasonably acceptable to the parties thereto, substantially in the form of Bank of America’s standard form of deposit account control agreement, pursuant to which Borrower shall grant control (within the meaning of Section 9-104 of the UCC of the State of New York) of the Subsidiary Cash Collateral Accounts to the Collateral Agent.

“Successor Company” as defined in Section 6.3(d).

“Swap Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Agreements (which may include a Lender or any Affiliate of a Lender).

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding imposed by any Governmental Authority (including any interest, additions to taxes and penalties with respect thereto); provided, “Taxes on the overall net income” of a Person shall mean Taxes on all or part of the net income or profits (or similar Taxes in lieu thereof) of that Person (including branch profits Taxes within the meaning of Section 884(a) of the Code or similar taxes) imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business or in which that Person has any other present or former connection (other than being deemed to be doing business or having a present or former connection solely as a result of having executed, delivered, become a party to, performed its obligations under, received or perfected a security interest under, received payments under or enforced any Credit Document).

“Terminated Lender” as defined in Section 2.23.

“Title IV” means Chapter 28, Subchapter IV of the Higher Education Act of 1965, as amended (20 U.S.C.A. §§ 1070 et seq.), and any amendments or successor statutes thereto.

“Title IV Programs” means the federal student financial assistance programs authorized by Title IV, including in particular those programs as listed in 34 C.F.R. § 668.1(c) or any successor regulation.

“Transactions” means the execution and delivery of the Credit Documents, delivery of cash in the Cash Collateral Accounts, the grant of the security interests in the Collateral, the issuance of Letters of Credit, the transfer of Cash Collateral (other than any Certificate of Deposit) from the Borrower Cash Collateral Account to Subsidiary Cash Collateral Accounts and payment of fees and expenses in connection with the foregoing.

“Threshold Amount” means $50,000,000.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“U.S. Lender” as defined in Section 2.20(e).

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with

GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Sections 5.1(a) and 5.1(b) shall be prepared in accordance with GAAP as in effect at the time of such preparation, except as otherwise specifically prescribed herein. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either Company or the Requisite Lenders shall so request, the Lenders, Administrative Agent and Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Requisite Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein. Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (d) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. LETTERS OF CREDIT

2.1. [Reserved].

2.2. [Reserved].

2.3. [Reserved].

2.4. Issuance of Letters of Credit and Purchase of Participations Therein.

(a) Letters of Credit. During the Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue standby letters of credit for the account of Borrower; provided that

(i) each Letter of Credit shall be denominated in Dollars;

(ii) the stated amount of each Letter of Credit shall not be less than $25,000 or such lesser amount as is acceptable to Issuing Bank;

(iii) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Commitments then in effect;

(iv) in no event shall any Letter of Credit have an expiration date later than the earlier of (1) 5 Business Days prior to the Maturity Date and (2) unless otherwise agreed by Issuing Bank, the date which is seventeen months from the date of issuance of such Letter of Credit; and

(v) in no event shall any Letter of Credit be issued in favor of any Person other than the DOE;

(vi) Issuing Bank shall not be under any obligation to issue any Letter of Credit if

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain Issuing Bank from issuing such Letter of Credit, or any Law applicable to Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Issuing Bank shall prohibit, or request that Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which Issuing Bank in good faith deems material to it; or

(B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(vii) the Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof;

(viii) the Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit; and

(ix) in no event shall any Letter of Credit, by its terms or the terms of any document related thereto, provide for one or more automatic increases in the stated amount thereof.

Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be representation by Borrower that the Credit Extension so requested complies with this Section 2.4(a)(i)-(v). Subject to the foregoing, Issuing Bank may agree that a Letter of Credit will automatically be extended for one or more successive periods not to exceed seventeen months each (and in any event not beyond the date which is five Business Days prior to the Maturity Date), unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension.

(b) Notice of Issuance. Whenever Borrower desires the issuance of a Letter of Credit, it shall deliver to Issuing Bank (with a copy to Administrative Agent) a request in the form of a Letter of Credit Application appropriately completed and signed by a Responsible Officer of Borrower no later than 11:00 a.m. (New York City time) at least two Business Days, or in each case such shorter period as may be agreed in a particular instance by Issuing Bank and Administrative Agent in their sole discretion in any particular instance, in advance of the proposed date of issuance. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Issuing Bank: (a) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (b) the amount thereof; (c) the expiry date thereof; (d) the name and address of the beneficiary thereof (which shall be the DOE); (e) the documents to be presented by such beneficiary in case of any drawing thereunder; (f) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (g) such other matters as Issuing Bank may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to Issuing Bank (a) the Letter of Credit to be amended; (b) the proposed date of amendment thereof (which shall be a Business Day); (c) the nature of the proposed amendment; and (d) such other matters as Issuing Bank may reasonably require. Additionally, Borrower shall furnish to Issuing Bank and Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment as Issuing Bank or Administrative Agent may reasonably require. Promptly after receipt of any Letter of Credit Application, Issuing Bank shall confirm with Administrative Agent (by telephone or writing) that Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, Issuing Bank will provide Administrative Agent with a copy thereof. Unless Issuing Bank has received a notice from Administrative Agent, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions set forth in Section 3.2 shall not then be satisfied or waived, then subject to the terms and conditions in this Section 2.4, Issuing Bank shall, on the requested date, issue or amend the Letter of Credit in accordance with Issuing Bank’s standard operating procedures. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, Issuing Bank will also deliver to Borrower and Administrative Agent a true and complete copy of such Letter of Credit or amendment. Upon the issuance of any Letter of Credit or amendment to a Letter of Credit, Administrative Agent shall promptly notify each Lender of such issuance or amendment, which notice shall be accompanied by a copy of such Letter of Credit or amendment to a Letter of Credit and the amount of such Lender’s respective participation in such Letter of Credit pursuant to Section 2.4(e).

(c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between Borrower and Issuing Bank, Borrower assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with a Letter of Credit Application, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental

Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to Borrower. Notwithstanding anything to the contrary contained in this Section 2.4(c), Borrower may have a claim against Issuing Bank, and Issuing Bank may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential, special or punitive damages suffered by Borrower which are determined by a court of competent jurisdiction in a final and non-appealable decision to result from Issuing Bank’s willful misconduct or gross negligence.

(d) Reimbursement by Borrower of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall promptly notify Borrower and Administrative Agent, and Borrower shall reimburse Administrative Agent (for the account of Issuing Bank) on the Business Day on which such drawing is honored (provided, that if such notice is provided by Issuing Bank after 11:00 a.m. (New York City time) on the date of such drawing, the Borrower shall reimburse Administrative Agent (for the account of the Issuing Bank) on or before the Business Day immediately following the date on which such drawing is honored) in an amount in Dollars and in same day funds equal to the amount of such honored drawing. If any drawings under such Letter of Credit are not reimbursed by Borrower as provided in the preceding sentence, Administrative Agent will withdraw an amount equal to the drawing from one or more Cash Collateral Accounts selected by it and reimburse Issuing Bank for such amount. The Administrative Agent may also withdraw funds from one or more Cash Collateral Accounts selected by it if any fee payable under Section 2.11 is not paid when due. Borrower’s obligations with respect to the payment required to be made pursuant to this clause (d) shall be fully satisfied for all purposes hereunder and under other Credit Documents to the extent that funds from any Cash Collateral Account are applied to such drawing, which application shall be made by the Issuing Bank promptly following (and, in any event, as applicable, on the same Business Day as or the next Business Day following) any such withdrawal from any such Collateral Account described in the preceding sentence; provided, that Borrower shall remain liable to the extent of any deficiency.

(e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Percentage of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that Borrower shall fail for any reason to reimburse Administrative Agent (for the account of the Issuing Bank) as provided in Section 2.4(d), Administrative Agent shall promptly notify each Lender of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Percentage. Each Lender’s obligation to reimburse Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.4, shall be absolute and unconditional and shall not be affected by any circumstance, including (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against Administrative Agent, Issuing Bank, Borrower or any other Person for any reason whatsoever; (b) the occurrence or continuance of a Default, or (c) any other occurrence, event or condition, whether or not similar to any of the foregoing. Each Lender shall make available to Administrative Agent (for the account of Issuing Bank) an amount equal to its respective participation, in Dollars and in same day funds, at the office of Administrative Agent specified in such notice, not later than 12:00 p.m. (New York City time) on the first business day (under the laws of the jurisdiction in which such office of Administrative Agent is located) after the date notified by Administrative Agent. In the event that any Lender fails to make available to Administrative Agent (for the account of Issuing Bank) on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.4(e), Issuing Bank shall be entitled to recover (acting through the Administrative Agent) such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.4(e) shall be deemed to prejudice the right of any Lender to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.4(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, Issuing Bank shall distribute (acting through the Administrative Agent) to each Lender which has paid all amounts payable by it under this Section 2.4(e) with respect to such honored drawing such Lender’s Percentage of all payments subsequently received by Issuing Bank from Borrower in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender at its primary address set forth below its name on Appendix B or at such other address as such Lender may request. If any payment received by Issuing Bank pursuant to this Section 2.4 is required to be returned (including pursuant to any settlement entered into by Issuing Bank in its discretion), each Lender shall pay to Administrative Agent (for the account of Issuing Bank) its Percentage thereof on demand of Issuing Bank, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Obligations Absolute. The obligation of a Borrower to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it pursuant to Section 2.4(d) and the obligations of Lenders under Section 2.4(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which Borrower or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against Borrower, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between Borrower or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.

(g) Indemnification. Without duplication of any obligation of Borrower under Section 10.2 or 10.3, in addition to amounts payable as provided herein, Borrower hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit to Borrower by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.

(h) Additional Issuing Banks. Company may, at any time and from time to time with the consent of Administrative Agent (which consent shall not be unreasonably withheld or delayed) and such financial institution, designate one or more additional financial institutions to act as an issuing bank under the terms of this Agreement, subject to reporting requirements reasonably satisfactory to the Administrative Agent with respect to issuances, amendments, extensions and terminations of Letters of Credit by such additional issuing bank, and with such other procedures and requirements with respect to the issuance of Letters of Credit that such additional issuing bank may reasonably require with the consent of the Administrative Agent (which consent shall not be unreasonably withheld or delayed). Any Lender designated as an issuing bank pursuant to this paragraph (h) shall be deemed to be an “Issuing Bank” (in addition to being a Lender) in respect of Letters of Credit issued or to be issued by such Lender, and, with respect to such Letters of Credit, such term shall thereafter apply to such Lender.

Company agrees that, with respect to any Issuing Bank (other than Bank of America), neither Company nor any of its Subsidiaries shall mitigate such Issuing Bank’s fronting risk with respect to any other Lender (the “Mitigating Arrangements”), unless Company shall have offered to mitigate Bank of America’s risk, as Issuing Bank, on terms that are no less favorable to Bank of America in respect of its fronting risk than the Mitigating Arrangements are in respect of such Issuing Bank’s fronting risk.

(i) Benefits as Agent. Issuing Bank shall have all of the benefits and immunities (i) provided to Administrative Agent in Section 9 with respect to any acts taken or omissions suffered by Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Letter of Credit Applications pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 9 included Issuing Bank with respect to such acts or omissions, and (ii) as additionally provided herein with respect to Issuing Bank.

(j) Replacement of Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. Administrative Agent shall notify the Lenders of any such replacement of such Issuing Bank. At the time any such replacement shall become effective, Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of such Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Reporting. If Issuing Bank is not the same Person as Administrative Agent, on the first Business Day of each calendar month, Issuing Bank shall provide to Administrative Agent a report listing all outstanding Letters of Credit and the amounts and beneficiaries thereof and Administrative Agent shall promptly provide such report to each Lender.

2.5. Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All participations shall be purchased by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Pro Rata Share for any drawings under a Letter of Credit requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Issuing Bank a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify the Issuing Bank, and Issuing Bank shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for drawings under Letters of Credit. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that a Borrower may have against any Lender as a result of any default by such Lender hereunder.

2.6. Use of Credit Extension. Borrower represents and warrants that each Credit Extension shall be in the ordinary course of Borrower’s business. No Credit Extension shall be used in any manner that causes or might cause such Credit Extension to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

2.7. Evidence of Debt; Register; Lenders’ Books and Records.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Borrower to such Lender. Any such recordation shall be conclusive and binding on Borrower, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) on behalf of Borrower shall maintain at the Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments of each Lender from time to time (the “Register”). The Register shall be available for inspection by Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitments in accordance with the provisions of Section 10.6 and any such recordation shall be conclusive and binding on Borrower and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Borrower’s Obligations. Borrower hereby designates Administrative Agent to serve as Borrower’s agent for purposes of maintaining the Register as provided in this Section 2.7, and Borrower hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, subagents and affiliates shall constitute “Indemnitees.”

2.8. Interest.

(a) Borrower agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of Borrower (including reimbursement through a withdrawal from a Cash Collateral Account as provided in Section 2.4(d)) at a rate equal to the Base Rate plus 2% per annum.

(b) Interest payable pursuant to Section 2.8(a) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.8(a), Issuing Bank shall distribute to each Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing, the amount that such Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under Section 2.4(e) with respect to such honored drawing such Lender’s Percentage of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by Borrower.

2.9. [Reserved].

2.10. Default Interest. If any fee or other amount payable by Borrower hereunder is not paid when due and not fully reimbursed through a withdrawal from a Cash Collateral Account as provided in Section 2.4(d), whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment (and including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand, at a rate equal to Base Rate plus 2% per annum. Payment or acceptance of the default interest provided for in this Section 2.10 is not a permitted alternative to timely payment and shall not constitute a waiver of any Default or Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.11. Fees.

(a) Borrower agrees to pay to Lenders:

(i) commitment fees equal to (A) the average of the daily difference between (1) the Commitments and (2) the aggregate total undrawn amount under all Letters of Credit, times (B) 0.15% per annum; and

(ii) letter of credit fees equal to (A) 0.75% per annum, times (B) the average aggregate daily maximum amount available to be drawn under all Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).

All fees referred to in this Section 2.11(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share. All fees referred to in Section 2.11(a) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on March 31, June 30, September 30 and December 31 of each year during the Commitment Period, commencing on the first such date to occur after the Closing Date, and ending on the Maturity Date.

(b) Borrower agrees to pay directly to Issuing Bank, for its own account, such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.

(c) In addition to any of the foregoing fees, Borrower agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon, including in the Fee Letter.

2.12. Grant of Security Interest; Cash Collateral Accounts.

(a) As collateral security for the payment and performance in full of all the Obligations, Borrower hereby pledges and grants to the Collateral Agent for the benefit of the Secured Parties, a first priority lien on and security interest in all of the right, title and interest of Borrower in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Borrower Collateral”):

(i) the Borrower Cash Collateral Account;

(ii) the Cash Collateral in the Borrower Cash Collateral Account;

(iii) all books and records relating to the Borrower Collateral; and

(iv) all proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to Borrower from time to time with respect to any of the foregoing.

(b) As collateral security for the payment and performance in full of all the Obligations, the Grantor Subsidiaries hereby pledge and grant to the Collateral Agent for the benefit of the Secured Parties, an exclusive lien on and security interest in all of the right, title and interest of such Grantor Subsidiary in, to and under the following property, wherever located, and whether now existing or hereafter arising or acquired from time to time (collectively, the “Grantor Subsidiary Collateral” and, together with the Borrower Collateral, the “Collateral”):

(i) all Subsidiary Cash Collateral Accounts;

(ii) all Cash Collateral in Subsidiary Cash Collateral Accounts;

(iii) all books and records relating to the Grantor Subsidiary Collateral; and

(iv) all proceeds and products of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor Subsidiary from time to time with respect to any of the foregoing.

(c) Borrower hereby agrees to deposit such additional amount of cash in the Borrower Cash Collateral Account, which shall be transferred to Subsidiary Cash Collateral Accounts within one Business Day following deposit into the Borrower Cash Collateral Account at the request of Borrower substantially in the form of Exhibit E, such that the Collateral Agent, for the benefit of Secured Parties, has a perfected exclusive security interest in Cash Collateral held in Subsidiary Cash Collateral Accounts equal, at all times, to 105% of the total undrawn amount of all Letters of Credit securing the Obligations.

(d) To the extent requested by Borrower, funds in any Cash Collateral Account may be invested in Certificates of Deposit issued by Administrative Agent and agreed to by Borrower and Administrative Agent; provided, that the maturity date of any such Certificate of Deposit shall be at least one Business Day prior to the Maturity Date.

(e) Each Credit Party agrees and acknowledges that Cash Collateral shall not be subject to withdrawal from any Cash Collateral Account for any purpose whatsoever (other than by Administrative Agent to reimburse Issuing Bank for drawings under a Letter of Credit in accordance with Section 2.4(d), to pay interest and fees payable hereunder or to satisfy other Obligations in accordance with Section 8.3(b), or by Bank of America as deposit bank to pay its customary fees and charges in respect of the Cash Collateral Accounts as required pursuant to the Control Agreements) and shall not otherwise be available to Holdings or any Subsidiary, except (i) that Cash Collateral shall be transferred from the Borrower Cash Collateral Account to Subsidiary Cash Collateral Accounts in accordance with Section 2.12(b) or (ii) upon the payment in full of all Obligations, termination of all Commitments and the termination or expiration of all Letters of Credit.

(f) If Administrative Agent is required to terminate a Certificate of Deposit on a date other than the maturity date of such Certificate of Deposit due to an event pursuant to Section 2.4(d) or 8.2(b) or as otherwise provided in this Agreement, the amount of Cash Collateral remaining in the Cash Collateral Accounts shall be reduced by the amount of any loss, cost and expense attributable to such event. A certificate of Administrative Agent setting forth in reasonable detail the amount of such loss, cost or expense shall be delivered to Borrower and shall be conclusive and binding absent manifest error.

(g) So long as no Default exists, any interest accruing on Cash Collateral shall be paid to Borrower or the Grantor Subsidiary, as applicable, at intervals to be agreed between the Collateral Agent and Borrower.

(h) Upon the payment in full of all Obligations, the cancellation or termination of the Commitments and the termination or expiration of all outstanding Letters of Credit, (i) the security interest granted hereby shall automatically terminate hereunder and of record and all rights to the Collateral shall revert to the Credit Parties, and (ii) upon any such termination, the Collateral Agent shall, at the Credit Parties’ expense, promptly execute and deliver to the Credit Parties or otherwise authorize the filing of such documents as the Credit Parties shall reasonably request, including financing statement amendments to evidence such termination; provided, however, that the security interests granted hereby shall continue to be effective, or be reinstated, as the case may be, if, at any time, payment or any part thereof of any of the Obligations is rescinded or must otherwise be restored or returned by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Grantor Subsidiary,or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Grantor Subsidiary or any substantial part of its property, or otherwise, all as though such payments had not been made.

2.13. Commitment Reductions.

(a) Company may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by facsimile or telephone to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Commitments in an amount up to the amount by which the Commitments exceed the Letter of Credit Usage at the time of such proposed termination or reduction; provided, any such partial reduction of the Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(b) Company’s notice to Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Commitments shall be effective on the date specified in Company’s notice and shall reduce the Commitment of each Lender proportionately to its Percentage thereof.

2.14. [Reserved].

2.15. [Reserved].

2.16. General Provisions Regarding Payments.

(a) All payments by Borrower of interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Borrower on the next succeeding Business Day.

(b) [Reserved].

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, the amount due to such Lender, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest or fees hereunder.

(e) Administrative Agent shall deem any payment by or on behalf of Borrower hereunder that is not made in same day funds prior to 1:00 p.m. (New York City time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Borrower and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any payment not conformed according to the following sentence and not fully reimbursed through a withdrawal from a Cash Collateral Account as provided in Section 2.4(d) may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.10 from the date such amount was due and payable until the date such amount is paid in full (or reimbursed through a withdrawal from a Cash Collateral Account as provided in Section 2.4(d)).

2.17. Ratable Sharing. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of a Borrower or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Borrower expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder. Notwithstanding anything to the contrary contained herein, the provisions of this Section 2.17 shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to non-Defaulting Lenders as opposed to Defaulting Lenders.

2.18. [Reserved].

2.19. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.20 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(a)) shall determine that a Change in Law: (i) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; (ii) imposes any other condition (other than with respect to Taxes) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market or (iii) imposes any Taxes on or in respect of such Lender’s loans, letters of credit, commitments, or other obligations or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Excluded Taxes or (B) any Taxes indemnifiable under Section 2.20) and the result of either of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Letters of Credit hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Borrower shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.19(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.19(b)) shall have determined that a Change in Law has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Commitments or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such Change in Law (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.19(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.20. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax.

(b) Withholding of Taxes. If Company, the Administrative Agent or in the case of United States federal withholding tax, any other withholding agent is required by Law to make any deduction or withholding on account of any Tax (including any Other Taxes) from or in respect of any sum paid or payable by or on account of any Credit Party under any of the Credit Documents: (i) the applicable withholding agent shall make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law; and (ii) if such Tax is not an Excluded Tax, the sum payable by the applicable Credit Party shall be increased to the extent necessary to ensure that, after such deduction or withholding has been made (including any deduction or withholding attributable to amounts payable under this Section 2.20), the Administrative Agent or applicable Lender, as the case may be, receives an amount equal to what it would have received had no such deduction or withholding been made; provided, however, that no Credit Party shall be required to increase any such amounts payable pursuant to clause (ii) of this Section 2.20(b), in respect of (A) Taxes on the overall net income of the Administrative Agent or a Lender, (B) Taxes attributable to (I) a Lender’s failure to comply with the requirements of paragraph (e) of this Section 2.20 or (II) if a Lender is not the beneficial owner of any amounts payable under any Credit Document for United States federal withholding Tax purposes, the beneficial owner (the “Beneficial Owner”)’s failure to deliver any form that it is legally eligible to deliver for the purposes of establishing a reduction of or exemption from United States federal withholding Taxes, (C) in the case of a Lender, United States federal withholding Taxes imposed on amounts payable to such Lender or a Beneficial Owner pursuant to a Law in effect at the time such Lender (or such Beneficial Owner) acquires its interest in the applicable Commitment or Letter of Credit (or changes a lending office), except to the extent that such Lender (or such Beneficial Owner)’s assignor (if any) was entitled, immediately prior to the time of assignment (or changing the lending office), to receive additional amounts from Credit Parties with respect to such amounts pursuant to clause (ii) of this Section 2.20(b) or (D) any United States federal withholding Taxes imposed pursuant to FATCA (such Taxes in (A) through (D) “Excluded Taxes”). The applicable withholding agent making such deduction or withholding shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by the relevant Governmental Authority evidencing such payment or other evidence reasonably satisfactory to the Administrative Agent.

(c) In addition, Company agrees to pay any Other Taxes to the applicable Governmental Authority in accordance with applicable Laws.

(d) Company agrees to indemnify each Agent and each Lender for (i) the full amount of Taxes (other than Excluded Taxes) imposed on or in respect of any payment under any Credit Document that would have been paid by a Credit Party pursuant to paragraph (b) of this Section 2.20 and Other Taxes (including any such Taxes or Other Taxes attributable to any amounts payable under this Section 2.20) payable by such Agent or such Lender (whether or not such Taxes or Other Taxes are correctly or legally imposed) and (ii) any reasonable expenses arising therefrom or with respect thereto, provided that Company shall not be required to indemnify any Agent or Lender pursuant to this Section 2.20(d) for any penalty incurred as a result of a failure by such Agent or Lender (as applicable) to notify Company of the Tax claim giving rise to such penalty within one hundred and eighty (180) days after such Agent or Lender has actual knowledge of such claim. A certificate from the relevant Lender or Agent, setting forth in reasonable detail the basis and calculation of such Taxes or Other Taxes shall be conclusive, absent manifest error.

(e) Evidence of Exemption from Withholding Tax. Each Lender shall, at such times as are reasonably requested by Company or Administrative Agent, provide Company and Administrative Agent with any documentation prescribed by Law or reasonably requested by Company or Administrative Agent certifying as to any entitlement of such Lender to an exemption from, or reduction in, withholding tax with respect to any payments to be made to such Lender under the Credit Documents. Each Lender shall, whenever a lapse in time or change in such Lender’s circumstances renders such documentation obsolete, expired or inaccurate in any material respect, deliver promptly to Company and Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify Company and Administrative Agent of its inability to do so.

Without limiting the foregoing:

(A) Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-U.S. Lender”) shall, to the extent it is legally eligible to do so, deliver to Administrative Agent and Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or, in each case, any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company or Administrative Agent to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code, a Certificate re Non-Bank Status substantially in the form of Exhibit C, together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender or (iii) to the extent a Lender is not the beneficial owner (for example, where the Lender is a partnership, or is a participant holding a participation granted by a participating Lender), Internal Revenue Service Form W-8IMY (or any successor forms) of the Lender, accompanied by a Form W-8ECI, W-8BEN, a Certificate re Non-Bank Status substantially in the form of Exhibit C, Form W-9, Form W-8IMY or any other required information from each beneficial owner, as applicable (provided that, if one or more beneficial owners are claiming the portfolio interest exemption, the Certificate re Non-Bank Status substantially in the form of Exhibit C may be provided by such Lender on behalf of such beneficial owner) and such other documentation required under the Internal Revenue Code and reasonably requested by Company or Administrative Agent to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender under any of the Credit Documents.

(B) Each Lender that is a United States person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for United States federal income tax purposes (a “U.S. Lender”) deliver to Administrative Agent and Company on or prior to the Closing Date (or, if later, on or prior to the date on which such Lender becomes a party to this Agreement) two original copies of Internal Revenue Service Form W-9 (or any successor form), properly completed and duly executed by such Lender, certifying that such U.S. Lender is entitled to an exemption from United States backup withholding tax, or otherwise prove that it is entitled to such an exemption.

(C) If a payment made to a Lender under any of the Credit Documents would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Administrative Agent and Company, at the time or times prescribed by Law and at such time or times reasonably requested by Administrative Agent or Company, such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Administrative Agent or the Company as may be necessary for Administrative Agent or Company to comply with its obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and whether any amount is required to be deducted and withheld from such payment. For purposes of this paragraph, FATCA shall include any amendments made to FATCA after the date of this Agreement.

(f) Treatment of Certain Refunds. If Administrative Agent or Lender determines, in its reasonable discretion, that it has received a refund of any Tax as to which it has been indemnified by Company or other applicable Credit Party or with respect to which Company or such other applicable Credit Party has paid additional amounts pursuant to this Section 2.20, it shall promptly pay to Company or such other applicable Credit Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by Company or such other applicable Credit Party under this Section 2.20 with respect to any Tax giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of Administrative Agent, or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). This Section 2.20(f) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

2.21. Obligation to Mitigate. Each Lender (which term shall include Issuing Bank for purposes of this Section 2.21) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Commitments or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to receive payments under Section 2.19 or 2.20, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.19 or 2.20 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.21 unless Borrower agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Borrower pursuant to this Section 2.21 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.22. Defaulting Lenders. Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender hereunder, then, so long as such Lender is a Defaulting Lender, (a) such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents, provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender which adversely affects such Defaulting Lender differently than other affected Lenders shall require the consent of such Defaulting Lender; (b) to the extent permitted by applicable law, any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise) shall, in lieu of being distributed to such Defaulting Lender, be retained by Administrative Agent in a segregated account and subject to any applicable requirements of law, be applied (i) first, to the payment of any amounts owing by such Defaulting Lender to Administrative Agent hereunder, (ii) second, to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks hereunder (pro rata in accordance with such amounts), (iii) third, to the funding of cash collateralization of any participating interest in any Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by Administrative Agent or the applicable Issuing Bank, (iv) fourth, if so determined by Administrative Agent, the Issuing Banks and Borrower, held in such account as cash collateral for future funding obligations of any Defaulting Lender under this Agreement, (v) fifth, pro rata, to the payment of any amounts owing to Borrower or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by Borrower or any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement and (vi) sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; (c) fees under Section 2.11 shall cease to accrue on that portion of such Defaulting Lender’s Commitment that remains unfunded or which has not been included in any determination of Letter of Credit Usage pursuant to this Section 2.22; and (d) if any Letter of Credit Usage exists at the time a Lender becomes a Defaulting Lender then: (i) such Letter of Credit Usage shall be reallocated among the non-Defaulting Lenders in accordance with their respective Pro Rata Share but only to the extent the sum of the Exposure of all non-Defaulting Lenders plus such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage does not exceed the total of all Commitments of all non-Defaulting Lenders, (ii) if that portion of the Letter of Credit Usage attributable to all non-Defaulting Lenders is reallocated pursuant to this Section 2.22, then the fees payable to the Lenders pursuant to Section 2.11 shall be adjusted in accordance with such non-Defaulting Lenders’ Percentages determined in accordance with such reallocation, and (iii) if any Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage is not reallocated pursuant to this Section 2.22, then, without prejudice to any rights or remedies of the Administrative Agent, any Issuing Bank or any Lender hereunder, all fees payable to the Lenders pursuant to Section 2.11 with respect to such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage that is not reallocated shall be payable to the applicable Issuing Bank until such portion of the Letter of Credit Usage is reallocated. No Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.22, performance by Borrower of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Lender becoming a Defaulting Lender or the operation of this Section 2.22. The rights and remedies against a Defaulting Lender under this Section 2.22 are in addition to other rights and remedies which Borrower, Administrative Agent and the Issuing Banks and the Lenders may have against such Defaulting Lender. In the event that each of Administrative Agent, Borrower, and the Issuing Banks agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall cease to be a Defaulting Lender hereunder and the Letter of Credit Usage shall be readjusted to reflect the inclusion of such Lender’s Commitment.

2.23. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is entitled to receive payments under Section 2.19 or 2.20, (ii) the circumstances which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) (i) any Lender shall be a Defaulting Lender and (ii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Letters of Credit and its Commitments, if any, in full to one or more Eligible Assignees (each, a “Replacement Lender”) in accordance with the provisions of Section 10.6 and Borrower shall pay the fees, if any, payable thereunder in connection with any such assignment from an Increased Cost Lender or a Non-Consenting Lender and the Defaulting Lender shall pay the fees, if any, payable thereunder in connection with any such assignment from such Defaulting Lender; provided, (A) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (1) an amount equal to the principal of, and all accrued interest on, all outstanding Letters of Credit of the Terminated Lender, (2) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (3) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated Lender pursuant to Section 2.11; (B) on the date of such assignment, Borrower shall pay any amounts payable to such Terminated Lender pursuant to Section 2.19 or 2.20; or otherwise as if it were a prepayment and (C) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, Borrower shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The effectiveness of the Commitments of the Lenders and the agreements of Issuing Bank hereunder are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received this Agreement executed and delivered by Borrower, Holdings and the Lenders as of the Closing Date.

(b) Organization Documents; Incumbency. Administrative Agent shall have received (i) copies of the Organization Documents of Borrower and Guarantor; (ii) signature and incumbency certificates of the officers of Borrower and Guarantor executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of Borrower and Guarantor approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and (iv) a good standing certificate from the applicable Governmental Authority of Company’s jurisdiction of incorporation, organization or formation dated a recent date prior to the Closing Date.

(c) Payment of Fees and Expenses. Company shall have paid all accrued reasonable fees and expenses of Administrative Agent, Arranger and Lenders for which invoices have been presented (including the fees and expenses of counsel for Administrative Agent and the local counsel for Lenders) and those fees payable on the Closing Date referred to in Section 2.11 (c).

(d) Opinions of Counsel to Credit Parties. Administrative Agent shall have received the written opinions of (i) Simpson Thacher & Bartlett LLP, special counsel for Credit Parties, and (ii) J. Devitt Kramer, in-house counsel for Company, in the forms of Exhibits A-1 and A-2, respectively, and as to such other matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs each such counsel to deliver such opinions to Agents and Lenders).

(e) Closing Date Certificate. Holdings and Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(f) Cash Collateral Accounts. The Cash Collateral Accounts shall have been established in form and substance reasonably satisfactory to Administrative Agent; provided that no Control Agreements shall be required to be entered into as of the Closing Date.

(g) UCC Financing Statements. Administrative Agent shall have received proper precautionary UCC-1 financing statements with respect to the Collateral in form for filing in the relevant office in the jurisdiction of organization of each Credit Party (other than Holdings).

(h) Payment of Expenses. Company shall have paid all accrued reasonable expenses of Administrative Agent, Arranger and Lenders for which invoices have been presented (including the fees and expenses of counsel for Administrative Agent and the local counsel for Lenders).

3.2. Conditions to Each Credit Extension. The obligation of Issuing Bank to make any Credit Extension is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(a) receipt by the Administrative Agent as of the initial Credit Date, for each Grantor Subsidiary, of (i) copies of the Organization Documents of such Grantor Subsidiary; (ii) signature and incumbency certificates of the officers of such Grantor Subsidiary executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of such Grantor Subsidiary approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents to which it is a party or by which it or its assets may be bound as of the Credit Date, certified as of the Credit Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a Grantor Subsidiary Joinder executed and delivered by such Grantor Subsidiary; and (v) a good standing certificate from the applicable Governmental Authority of such Grantor Subsidiary’s jurisdiction of incorporation, organization or formation dated a recent date prior to the initial Credit Date;

(b) after making the Credit Extensions requested on such Credit Date, the Letter of Credit Usage shall not exceed the Commitments then in effect;

(c) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date;

(d) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default;

(e) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received a Letter of Credit Application, in form and substance satisfactory to the Issuing Bank, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit;

(f) (i) Cash Collateral in an amount not less than 105% of the total undrawn amount of all Letters of Credit (after giving effect to such Credit Extension) shall be in the Subsidiary Cash Collateral Accounts, subject to Administrative Agent’s perfected exclusive security interest therein, and (ii) the Issuing Bank shall be reasonably satisfied that such cash shall not be from any borrowing;

(g) the Administrative Agent shall have received the written opinion of Powers Pyles Sutter & Verville PC, regulatory counsel for Credit Parties, in the form of Exhibit A-3, dated as of the Credit Date (and each Credit Party hereby instructs each such counsel to deliver such opinion to Agents and Lenders); and

(h) the Administrative Agent shall have received the written opinions of (i) Simpson Thacher & Bartlett LLP, and (ii) J. Devitt Kramer, in the forms of Exhibits A-4 and A-5, respectively, and as to such other matters as Administrative Agent may reasonably request, dated as of the Credit Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Grantor Subsidiary hereby instructs each such counsel to deliver such opinions to Agents and Lenders).

SECTION 4. REPRESENTATIONS AND WARRANTIES

Holdings and Company represent and warrant to Agents and Lenders that:

4.1. Existence, Qualification and Power; Compliance with Laws. Each Credit Party and each of its Subsidiaries (a) is a Person duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization as identified in Schedule 4.1, (b) has all requisite power and authority to (i) own or lease its assets and carry on its business and (ii) execute, deliver and perform its obligations under the Credit Documents to which it is a party, (c) is duly qualified and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, (d) is in compliance with all Laws, orders, writs, injunctions and orders and (e) has all requisite governmental licenses, Educational Approvals, authorizations, consents and approvals to operate its business as currently conducted; except in each case referred to in clause (c), (d) or (e), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

4.2. Authorization; No Contravention. The execution, delivery and performance by each Credit Party of each Credit Document to which such Person is a party, and the consummation of the Transactions, are within such Credit Party’s corporate or other powers, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents, (b) conflict with or result in any breach or contravention of, or the creation of any Lien under (other than as permitted by Section 6.1), or require any payment to be made under (i) the Existing Credit Agreement or the Senior Notes Indenture (or any refinancings thereof), (ii) any other Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (iii) any material order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject or (c) violate any material Law or Educational Law; except with respect to any conflict, breach or contravention or payment (but not creation of Liens) referred to in clause (b)(ii), to the extent that such conflict, breach, contravention or payment could not reasonably be expected to have a Material Adverse Effect.

4.3. Governmental Authorization; Other Consents. No material approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority, Educational Agency, or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement or any other Credit Document, or for the consummation of the Transactions, (b) the grant by any Credit Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) or (d) the exercise by Administrative Agent or any Lender of its rights under the Credit Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (i) the approvals, consents, exemptions, authorizations, actions, notices and filings which have been duly obtained, taken, given or made and are in full force and effect and (ii) those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not reasonably be expected to have a Material Adverse Effect.

4.4. Binding Effect. This Agreement and each other Credit Document has been duly executed and delivered by each Credit Party that is party thereto. This Agreement and each other Credit Document constitutes, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as such enforceability may be limited by Debtor Relief Laws and by general principles of equity.

4.5. Financial Statements; No Material Adverse Effect

(a) The Historical Financial Statements were prepared in accordance with GAAP, and, in the case of financial statements for the fiscal years ended June 30, 2009 and 2010, were audited in accordance with GAGAS, to the extent required by the DOE, and fairly present in all material respects the financial condition of Education Management and its Subsidiaries as of the dates thereof and their results of operations for the periods covered thereby in accordance with GAAP consistently applied throughout the periods covered thereby, except as otherwise expressly noted therein. During the period from June 30, 2011, to and including the Closing Date, there has been (i) no sale, transfer or other disposition by Education Management or any of its Subsidiaries of any material part of the business or property of Education Management or any of its Subsidiaries, taken as a whole and (ii) no purchase or other acquisition by Education Management or any of its Subsidiaries of any business or property (including any Equity

Interests of any other Person) material in relation to the consolidated financial condition of Education Management and its Subsidiaries, in each case, which is not reflected in the foregoing financial statements or in the notes thereto or has not otherwise been disclosed in writing to the Lenders prior to the Closing Date.

(b) Since June 30, 2011, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

4.6. Litigation. Except as disclosed in the Annual Report on Form 10-K and the Quarterly Report on Form 10-Q filed by Education Management with the Securities and Exchange Commission on August 30, 2011 and November 8, 2011, respectively, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of Holdings or Borrower, threatened in writing or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against Holdings or any of its Subsidiaries or against any of their properties or revenues that relates to the Transactions (to the extent brought by any Governmental Authority or any Educational Agency) or that either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.7. No Default. Neither Holdings nor any of its Subsidiaries is in default under or with respect to, or a party to, any Contractual Obligation that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.8. [Reserved].

4.9. Environmental Compliance.

(a) There are no claims, actions, suits, or proceedings alleging potential liability or responsibility for violation of, or otherwise relating to, any Environmental Law that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as specifically described in Schedule 4.9(b) or except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) none of the properties currently or formerly owned, leased or operated by any Credit Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; (ii) there are no and never have been any underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned, leased or operated by any Credit Party or any of its Subsidiaries or, to its knowledge, on any property formerly owned or operated by any Credit Party or any of its Subsidiaries; (iii) there is no asbestos or asbestos-containing material on any property currently owned or operated by any Credit Party or any of its Subsidiaries; and (iv) Hazardous Materials have not been released, discharged or disposed of by any Person on any property currently or formerly owned, leased or operated by any Credit Party or any of its Subsidiaries and Hazardous Materials have not otherwise been released, discharged or disposed of by any of the Credit Parties and their Subsidiaries at any other location.

(c) The properties owned, leased or operated by Holdings and its Subsidiaries do not contain any Hazardous Materials in amounts or concentrations which (i) constitute, or constituted a violation of, (ii) require remedial action under, or (iii) could give rise to liability under, Environmental Laws, which violations, remedial actions and liabilities, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(d) Except as specifically disclosed in Schedule 4.9(d), neither Holdings nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law except for such investigation or assessment or remedial or response action that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(e) All Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Credit Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect.

(f) Except as would not reasonably be expected to result, individually or in the aggregate, in a Material Adverse Effect, none of the Credit Parties and their Subsidiaries has contractually assumed any liability or obligation under or relating to any Environmental Law.

4.10. Taxes . Except as set forth in Schedule 4.10, Holdings and its Subsidiaries have filed all material Federal, state and other tax returns and reports required to be filed, and have paid all material Federal, state and other taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those (a) which are not overdue by more than thirty (30) days or (b) which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

4.11. [Reserved].

4.12. [Reserved].

4.13. Margin Regulations; Investment Company Act

(a) Borrower is engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock, and no Credit Extension and no drawings under any Letter of Credit will be used for any purpose that violates Regulation U of the Board of Governors.

(b) No Credit Party and no Person Controlling any Credit Party is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

4.14. Disclosure. No report, financial statement, certificate or other written information furnished by or on behalf of any Credit Party to any Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or any other Credit Document (as modified or supplemented by other information so furnished) when taken as a whole contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that, with respect to projected financial information, Holdings and Company represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation; it being understood that such projections may vary from actual results and that such variances may be material.

4.15. [Reserved].

4.16. Solvency. After giving effect to the transactions contemplated hereby, the Credit Parties, on a consolidated basis, are Solvent.

4.17. [Reserved].

4.18. Governmental Authority and Licensing; Education Agency Approvals; Compliance with Educational Laws.

(a) Except as set forth on Schedule 4.18, Holdings, Borrower, each Subsidiary and each School have, since July 1, 2008, received the licenses, permits, and approvals of all federal, state, and local governmental authorities necessary to conduct their businesses, including without limitation, all material Educational Approvals, necessary for each School to conduct its operations and offer its educational programs except where the failure to obtain or maintain the same would not reasonably be expected to have a Material Adverse Effect. Without limiting the foregoing and except as set forth on Schedule 4.18, since July 1, 2008, each School, as applicable: (i) has qualified under all necessary laws and regulations to participate in Title IV Programs and has been approved by the DOE for that purpose; (ii) has been accredited by the applicable Accrediting Bodies and no such Accreditation has been suspended or revoked; and (iii) has been duly licensed approved to the full extent required for its existing operations by any Educational Agency or Educational Law. Except as set forth on Schedule 4.18, no proceeding, and to the knowledge of Holdings, Borrower, each Subsidiary or any School, no investigation, which could reasonably be expected to result in a Material Adverse Effect or in a finding or disallowance based upon Title IV ineligibility of any School owned or operated by Borrower, any Credit Party or any of its Subsidiaries is pending or, to their knowledge, threatened, and to their knowledge no ground exists that could reasonably be expected to result in a Material Adverse Effect.

(b) Except as set forth on Schedule 4.18, Holdings, Borrower, each Subsidiary and each School, as applicable, has since July 1, 2008 been in material compliance with all applicable Educational Laws except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, except as set forth on Schedule 4.18 and except where such non-compliance could not reasonably be expected to result in a Material Adverse Effect, since July 1, 2008: (i) each School has qualified as an “eligible institution”, as defined in 34 C.F.R. § 600.2 or as an eligible “proprietary institution of higher education” as defined at 34 C.F.R. § 600.5; (ii) each School has derived no more than 90 percent of its revenues, for any consecutive two year period, from Title IV Program funds as calculated in compliance with 34 C.F.R. § 668.28; (iii) each School has timely reported any change or shifts in ownership or control, or the addition of new educational programs or locations, in compliance with 34 C.F.R. §§ 600.2, 600.10, 600.20, 600.21, 600.31, 600.32, and 668.8, as applicable; (iv) each School has complied with the Gainful Employment Disclosure and Reporting Requirements, as applicable, for the relevant periods; (v) each School has complied in all material respects with the terms of its Program Participation Agreement and the requirements of 34 C.F.R. § 668.14, including without limitation the prohibition on the payment of commissions, bonuses, or other incentive payments in 34 C.F.R. § 668.14(b)(22); (vi) none of the Schools has been placed by the DOE on a method of Title IV Program funding other than the advance payment method or heightened cash monitoring Level I; (vii) each School has complied with the applicable financial reporting requirements of each Educational Agency, and all financial reports and statements submitted to each such Educational Agency fairly and accurately presents, in all material respects, the financial condition of the Credit Party and each School, as applicable, including with respect to the cash management practices of the Borrower and each Subsidiary; (viii) each School is in compliance with the requirements of 34 C.F.R. §§ 668.171-175, including all reporting requirements for institutions that are in the “zone alternative” or with respect to the posting of a letter of credit pursuant to the alternative standards of financial responsibility set forth in 34 C.F.R. § 688.175; (ix) each School has complied with the Cohort Default Rate regulations set forth in 34 C.F.R.

Part 668, Subparts M and N; and (x) each School has complied with the Program Integrity Regulations as applicable for the relevant periods under such regulations.

4.19. Collateral. With respect to the Borrower Collateral, the provisions of this Agreement, together with either (i) the Borrower Control Agreement or (ii) the Borrower Cash Collateral Account being held at Bank of America and titled for the benefit of the Collateral Agent, is effective to create in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien on the Borrower Collateral. Borrower represents and warrants that the lien securing the Obligations (as defined in the Existing Credit Agreement) on the Cash Collateral in the Borrower Cash Collateral Account will be released in its entirety when such Cash Collateral is transferred to Subsidiary Cash Collateral Accounts and no further action is required for such release. With respect to the Grantor Subsidiary Collateral of each Grantor Subsidiary, the provisions of this Agreement, together with either (i) the Subsidiary Control Agreement of such Grantor Subsidiary or (ii) the Subsidiary Cash Collateral Account of such Grantor Subsidiary being held at Bank of America and titled for the benefit of the Collateral Agent, is effective to create in favor of Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable exclusive Lien on such Grantor Subsidiary Collateral. No filing or other action will be necessary to perfect or protect such Liens. The Cash Collateral was funded from cash on Borrower’s balance sheet, and none of the Collateral constitutes proceeds of any borrowing.

4.20. Patriot Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (i) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the Untied States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001). No Credit Extension will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

SECTION 5. AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, each of Holdings and Company shall, and shall (except in the case of the covenants set forth in Sections 5.1, 5.2 and 5.3) cause each Subsidiary to:

5.1. Financial Statements. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) as soon as available, but in any event within ninety (90) days after the end of each fiscal year (beginning with the fiscal year ending on June 30, 2012), (i) a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, stockholders’ equity and cash flows for such fiscal year setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP; and (ii) with respect to such consolidated financial statements, audited and accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to a “going concern” emphasis paragraph or a qualification or disclaimer related to generally accepted accounting principles or generally accepted auditing standards or other material qualification or exception (provided that a paragraph in the audit report emphasizing a change in accounting as the result of new accounting rules promulgated by regulatory bodies such as the Financial Accounting Standards Board, the SEC or the American Institute of Certified Public Accountants shall be permitted);

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the first three (3) fiscal quarters of each fiscal year (beginning with the fiscal quarter ending on December 31, 2011), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related (i) consolidated statements of income or operations for such fiscal quarter and for the portion of the fiscal year then ended and (ii) consolidated statements of cash flows for the portion of the fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of Company as fairly presenting in all material respects the financial condition, results of operations, stockholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to audit and normal year-end adjustments and the absence of footnotes;

(c) as soon as available, and in any event no later than sixty (60) days after the end of each fiscal year, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Holdings and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected cash flow and projected income and a summary of the material underlying assumptions applicable thereto), and, as soon as available, significant revisions, if any, of such budget and projections with respect to such fiscal year (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) simultaneously with the delivery of each set of consolidated financial statements referred to in Sections 5.1(a) and 5.1(b) above, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Subsidiaries (if any) from such consolidated financial statements; and

(e) promptly upon furnishing to the DOE, financial statements of Education Management and its Subsidiaries audited in accordance with GAGAS.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.1 may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of Holdings or (B) Company’s or Holdings’ (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of clauses (A) and (B), (1) to the extent such information relates to a parent of Holdings, such information is accompanied by consolidating information that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to Holdings and its Subsidiaries on a standalone basis, on the other hand and (2) to the extent such information is in lieu of information required to be provided under Section 5.1(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to a “going concern” emphasis paragraph or a qualification or disclaimer related to generally accepted accounting principles or generally accepted auditing standards or other material qualification or exception (provided that a paragraph in the audit report emphasizing a change in accounting as the result of new accounting rules promulgated by regulatory bodies such as the Financial Accounting Standards Board, the SEC or the American Institute of Certified Public Accountants shall be permitted).

5.2. Certificates; Other Information. Deliver to the Administrative Agent for prompt further distribution to each Lender:

(a) [Reserved];

(b) [Reserved];

(c) promptly after the same are publicly available, copies of all annual, regular, periodic and special reports and registration statements which Holdings or Company files with the SEC or with any Governmental Authority that may be substituted therefor (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) and in any case not otherwise required to be delivered to Administrative Agent pursuant hereto;

(d) promptly after the furnishing thereof, copies of any material requests or material notices received by any Credit Party (other than in the ordinary course of business) or material statements or material reports furnished to any holder of debt securities of any Credit Party or any of its Subsidiaries pursuant to the terms of the documentation governing any Indebtedness in a principal amount greater than the Threshold Amount and not otherwise required to be furnished to Lenders pursuant to any other clause of this Section 5.2;

(e) [Reserved];

(f) promptly furnish to Collateral Agent written notice of any change (i) in any Credit Party’s corporate name or (ii) in any Credit Party’s jurisdiction of organization. Company agrees not to effect or permit any change referred to in the preceding sentence unless amendments to the financing statements referred to in Section 3.1(g) have been filed in the applicable offices; and

(g) promptly, such additional information regarding the business, legal, financial or corporate affairs of any Credit Party or any Subsidiary, or compliance with the terms of the Credit Documents, as Administrative Agent or any Lender through Administrative Agent may from time to time reasonably request.

Documents required to be delivered pursuant to Section 5.1(a) or (b) or Section 5.2(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (A) on which Company posts such documents, or provides a link thereto on Company’s website on the Internet at the website address listed on Appendix B; or (B) on which such documents are posted on Company’s behalf on IntraLinks/IntraAgency or another relevant website (a “Platform”), if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided that: (1) upon written request by Administrative Agent, Company shall deliver paper copies of such documents to Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by Administrative Agent and (2) Company shall notify (which may be by facsimile or electronic mail) Administrative Agent of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from Administrative Agent and maintaining its copies of such documents.

Borrower hereby acknowledges that certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Holdings or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Borrower hereby agrees that, so long as Education Management or any of its Subsidiaries is the issuer of any outstanding debt or equity securities that are traded publicly or in the Rule 144A market, it will use commercially reasonable efforts to identify that portion of the information that may be distributed to the Public Lenders and that (A) all such information shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking such information “PUBLIC,” Borrower shall be deemed to have authorized Administrative Agent, Arranger, Issuing Bank and the Lenders to treat such information as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such information constitutes non-public information regarding Borrower and its Subsidiaries, they shall be treated as set forth in Section 10.17); (y) all information marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) Administrative Agent and Arranger shall be entitled to treat any such information that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

5.3. Notices. Promptly after obtaining knowledge thereof, notify Administrative Agent:

(a) of the occurrence of any Default; and

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including arising out of or resulting from (i) breach or non-performance of, or any default or event of default under, a Contractual Obligation of any Credit Party or any Subsidiary, (ii) any dispute, litigation, investigation, proceeding or suspension between any Credit Party or any Subsidiary and any Governmental Authority or (iii) the commencement of, or any material development in, any litigation or proceeding affecting any Credit Party or any Subsidiary, including pursuant to any applicable Environmental Laws or Education Laws or the assertion or occurrence of any noncompliance by any Credit Party or any of its Subsidiaries with, or liability under, any Environmental Law or Environmental Permit or any Education Law.

Each notice pursuant to this Section shall be accompanied by a written statement of a Responsible Officer of Company (x) that such notice is being delivered pursuant to Section 5.3(a) or (b) (as applicable) and (y) setting forth details of the occurrence referred to therein and stating what action Company has taken and proposes to take with respect thereto.

5.4. Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all its material obligations and liabilities in respect of Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property.

5.5. Preservation of Existence, etc. (a) Preserve, renew and maintain in full force and effect its legal existence under the Laws of the jurisdiction of its organization except in a transaction permitted by Section 6.3 and (b) take all reasonable action to maintain all rights, privileges (including its good standing), permits, licenses and franchises necessary or desirable in the normal conduct of its business, except (i) to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect or (ii) pursuant to a transaction permitted by Section 6.3.

5.6. Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order, repair and condition, ordinary wear and tear excepted and casualty or condemnation excepted, and (b) make in all material respects necessary renewals, replacements, modifications, improvements, upgrades, extensions and additions thereof or thereto in accordance with prudent industry practice.

5.7. [Reserved].

5.8. Compliance with Laws. Comply with the requirements of all Laws, Educational Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except if the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, Company will, and will cause each Subsidiary and each School to, comply with (i) all applicable Laws and Educational Laws, the violation of which would terminate or materially impair the eligibility of Company or any School or Subsidiary for participation, if applicable, in any student financial assistance programs, including but not limited to the Title IV Programs, where such termination or material impairment would have a Material Adverse Effect, (ii) the federal Truth-in-Lending Act, 15 U.S.C. § 1601 et seq., and all other consumer credit laws applicable to Company or any Subsidiary in connection with the advancing of student loans, except for such laws and regulations the violation of which, in the aggregate, will not result in the assessment of penalties and damages claims against Company or any Subsidiary where such penalties and damage claims would have a Material Adverse Effect, (iii) all applicable statutory and regulatory State Educational Agency requirements for authorization to provide post-secondary education in the jurisdictions in which its educational facilities are located or in which students reside, except for such requirements the violation of which will not have a Material Adverse Effect, and (iv) all applicable Accrediting Body requirements, except for such requirements the violation of which would not have a Material Adverse Effect. Without limiting the generality of the foregoing and notwithstanding any limitation contained therein, Parent and Borrower shall, and shall cause each School to, maintain in full force and effect (i) its status as an “eligible institution,” as defined in 34 C.F.R. § 600.2 (and the other sections incorporated therein by reference) and 600.5, (ii) its eligibility to participate in all Title IV Programs in which and to the extent that it currently participates, (iii) its Accreditations, and (iv) its licenses to provide postsecondary education in all jurisdictions where it is so licensed, except in cases where a failure to maintain such status, eligibility or license does not result in a Material Adverse Effect.

5.9. Books and Records. Maintain proper books of record and account, in which entries that are full, true and correct in all material respects and are in conformity with GAAP consistently applied shall be made of all material financial transactions and matters involving the assets and business of Holdings, Company or such Subsidiary, as the case may be. Without limiting the foregoing, Company agrees that cash in any Cash Collateral Account shall be classified as restricted cash on the balance sheet of Education Management and each applicable Subsidiary and that the financial reports to Educational Agencies and the footnotes to the financial statements of Education Management and each such applicable Subsidiary shall expressly disclose that such cash constitutes collateral securing the Obligations and is not available for any purpose other than to reimburse drawings under Letters of Credit issued hereunder, to pay fees payable to the Issuing Bank hereunder or to satisfy other Obligations in accordance with Section 8.3(b).

5.10. Inspection Rights. Permit representatives and independent contractors of Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the reasonable expense of Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to Company; provided that, excluding any such visits and inspections during the continuation of an Event of Default, only Administrative Agent on behalf of Lenders may exercise rights of Administrative Agent and Lenders under this Section 5.10 and Administrative Agent shall not exercise such rights more often than two (2) times during any calendar year absent the existence of an Event of Default and only one (1) such time shall be at Company’s expense; provided further that when an Event of Default exists, Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of Company at any time during normal business hours and upon reasonable advance notice. Administrative Agent and Lenders shall give Company the opportunity to participate in any discussions with Company’s independent public accountants.

5.11. [Reserved].

5.12. [Reserved].

5.13. [Reserved].

5.14. Further Assurances and Information Regarding Collateral. At any time or from time to time upon the request of Administrative Agent, at its expense, promptly execute, acknowledge and deliver such further documents (including Control Agreements) and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. For avoidance of doubt, it is expressly agreed that a request by Collateral Agent that Borrower and any Grantor Subsidiaries execute and deliver Control Agreements after the initial Credit Extension is a reasonable request. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantor and are secured by the Collateral. Each Credit Party other than Holdings hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements and amendments thereto that contain the information required by Article 9 of the UCC for the filing of any financing statement or amendment relating to the Collateral. If any Credit Party shall effect any change to (i) its legal name, (ii) location of its chief executive office, (iii) its identity or organizational structure, (iv) its Federal Taxpayer Identification Number or organizational identification number, if any, or (v) its jurisdiction of organization (in each case, including by merging with or into any other entity, dissolving, liquidating, reorganizing or organizing in any other jurisdiction) it shall give the Collateral Agent and Administrative Agent prompt (and in any event within 5 Business Days of such change) written notice (in the form of a certificate signed by a Responsible Officer of such Credit Party), or such longer notice period agreed to by the Collateral Agent, of such change and it shall take all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent in the Collateral, if applicable.

SECTION 6. NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder, any Obligation hereunder which is accrued and payable shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, Holdings and Company shall not, nor shall they permit any Subsidiaries to, directly or indirectly:

6.1. Liens. Create, incur, assume or suffer to exist any Lien upon the Collateral, other than (a) Liens securing the Obligations and (b) in the case of Borrower Collateral only, Liens securing the Obligations (as defined in the Existing Credit Agreement); provided that no such Liens under this clause (b) shall be perfected by control (within the meaning of Section 9-104 of the UCC of the State of New York).

6.2. No Further Negative Pledges. Enter into or be party to any Contractual Obligation prohibiting the creation, assumption or maintenance of any Lien on the Collateral to secure the Obligations (or any refinancing thereof).

6.3. Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:

(a) any Subsidiary (other than Borrower) may merge with (i) Borrower in a transaction permitted by Section 6.3(d) or (ii) any one or more other Persons; provided that when any Subsidiary that is a Credit Party is merging with another Person, a Credit Party shall be the continuing or surviving Person;

(b) (i) any Subsidiary that is not a Credit Party may merge or consolidate with or into any other Subsidiary that is not a Credit Party and (ii) any Subsidiary (other than Borrower) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders; provided that no Credit Party may liquidate or dissolve if it holds any Collateral;

(c) any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) (other than any Collateral) to Company or to another Subsidiary; provided that if the transferor in such a transaction is a Grantor Subsidiary, then the transferee must either be Borrower or a Grantor Subsidiary; and

(d) so long as no Default exists or would result therefrom, Company may merge with any other Person; provided that (i) Company shall be the continuing or surviving corporation or (ii) if the Person formed by or surviving any such merger or consolidation is not Company (any such Person, the “Successor Company”), (A) the Successor Company shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (B) the Successor Company shall expressly assume all the obligations of Company under this Agreement and the other Credit Documents to which Company is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to Administrative Agent, (C) Guarantor, unless it is the other party to such merger or consolidation, shall have by a supplement to the Guaranty confirmed that its Guarantee shall apply to the Successor Company’s obligations under this Agreement, and (D) Company shall have delivered to Administrative Agent an officer’s certificate and an opinion of counsel, each stating that such merger or consolidation and such supplement to this Agreement or any Collateral Document comply with this Agreement; provided, further, that if the foregoing are satisfied, the Successor Company will succeed to, and be substituted for, Company under this Agreement.

6.4. Change in Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Company and its Subsidiaries on the Closing Date or any business reasonably related or ancillary thereto.

6.5. Amendment of Organization Documents. Amend, modify or change in any manner materially adverse to the interests of the Lenders any Organization Document.

6.6. Holding Company. In the case of Holdings, conduct, transact or otherwise engage in any business or operations other than those incidental to (i) its ownership of the Equity Interests of Company, (ii) the maintenance of its legal existence, (iii) the performance of the Credit Documents, (iv) any public offering of its common stock or any other issuance of its Equity Interests and (v) any transaction that Holdings is permitted to enter into or consummate under Section 6 of the Existing Credit Agreement as in effect on the date hereof.

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Guarantor hereby irrevocably and unconditionally guarantees to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2. [Reserved].

7.3. Payment by Guarantor. Guarantor hereby agrees, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against Guarantor by virtue hereof, that upon the failure of a Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantor will upon demand pay, or cause to be paid, in cash, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for a Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantor Absolute. Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Borrower and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of Guarantor hereunder are independent of the obligations of Borrower and the obligations of any other guarantor of the obligations of Borrower, and a separate action or actions may be brought and prosecuted against Guarantor whether or not any action is brought against Borrower or any of such other guarantors and whether or not Borrower is joined in any such action or actions;

(d) payment by Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by Guarantor, limit, affect, modify or abridge Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of Guarantor against Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents; and

(f) this Guaranty and the obligations of Guarantor hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Borrower may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantor. Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by Guarantor, to (i) proceed against Borrower, any other guarantor of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Beneficiary in favor of Borrower or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Borrower including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Borrower from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Borrower and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6. Guarantor’s Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Guarantor hereby waives any claim, right or remedy, direct or indirect, that Guarantor now has or may hereafter have against Borrower or any of its assets in connection with this Guaranty or the performance by Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that Guarantor now has or may hereafter have against Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled, Guarantor shall withhold exercise of any right of contribution Guarantor may have against any other guarantor of the Guaranteed Obligations. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification Guarantor may have against Borrower or against any collateral or security, and any rights of contribution Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Borrower, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Borrower now or hereafter held by Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such Indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantor or Borrower. It is not necessary for any Beneficiary to inquire into the capacity or powers of Guarantor or Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Borrower. Any Credit Extension may be made to Borrower or continued from time to time without notice to or authorization from Guarantor regardless of the financial or other condition of Borrower at the time of any such Credit Extension. No Beneficiary shall have any obligation to disclose or discuss with Guarantor its assessment, or Guarantor’s assessment, of the financial condition of Borrower. Guarantor has adequate means to obtain information from Borrower on a continuing basis concerning the financial condition of Borrower and its ability to perform its obligations under the Credit Documents, and Guarantor assumes the responsibility for being and keeping informed of the financial condition of Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Borrower now known or hereafter known by any Beneficiary.

7.11.Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, Guarantor shall not, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite

Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Borrower. The obligations of Guarantor hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Borrower or by any defense which Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantor and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantor pursuant hereto should be determined without regard to any rule of law or order which may relieve Borrower of any portion of such Guaranteed Obligations. Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Borrower or reimbursed through a withdrawal from a Cash Collateral Account as provided in Section 2.4(d), the obligations of Guarantor hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Discharge of Guaranty upon Sale of Guarantor. If all of the Equity Interests of Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger or consolidation) in accordance with the terms and conditions hereof, the Guaranty of Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such sale.

SECTION 8. EVENTS OF DEFAULT AND REMEDIES

8.1. Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. Borrower or any other Credit Party fails to pay or reimburse (including any reimbursement made pursuant to a withdrawal from a Cash Collateral Account as provided in Section 2.4(d)) (i) when and as required to be paid herein, any reimbursement of any drawing under a Letter of Credit, or (ii) within five (5) Business Days after the same becomes due, any other amount payable hereunder or with respect to any other Credit Document (including any reimbursement made pursuant to a withdrawal from a Cash Collateral Account as provided in Section 2.4(d)); or

(b) Specific Covenants. Company fails to perform or observe any term, covenant or agreement contained in any of Section 2.6, 5.3(a) or 5.5(a) (solely with respect to Holdings and Company) or Section 6; or

(c) Other Defaults. Any Credit Party fails to perform or observe any other covenant or agreement (not specified in Section 8.1(a) or (b) above) contained in any Credit Document on its part to be performed or observed and such failure continues for thirty (30) days after notice thereof by the Administrative Agent to Company; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of Company or any other Credit Party herein, in any other Credit Document, or in any document required to be delivered in connection herewith or therewith shall be incorrect or misleading in any material respect when made or deemed made; or

(e) Cross-Default. Any Credit Party or any Subsidiary (i) fails to make any payment beyond the applicable grace period with respect thereto, if any (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of not less than the Threshold Amount, or (ii) fails to observe or perform any other agreement or condition relating to any such Indebtedness, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (e)(ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness; or

(f) Insolvency Proceedings, Etc. Any Credit Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator, administrator, administrative receiver or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for sixty (60) calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. (i) Any Credit Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts in excess of the Threshold Amount as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of the Credit Parties, taken as a whole, and is not released, vacated or fully bonded within sixty (60) days after its issue or levy; or

(h) Judgments. There is entered against any Credit Party or any Subsidiary a final judgment or order for the payment of money in an aggregate amount exceeding the Threshold Amount (to the extent not covered by independent third-party insurance as to which the insurer has been notified of such judgment or order and has not denied coverage) and such judgment or order shall not have been satisfied, vacated, discharged or stayed or bonded pending an appeal for a period of sixty (60) consecutive days; or

(i) [Reserved]; or

(j) Invalidity of Credit Documents. Any material provision of any Credit Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder (including as a result of a transaction permitted under Section 6.3) or as a result of acts or omissions by Administrative Agent or any Lender or the satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Credit Party contests in writing the validity or enforceability of any provision of any Credit Document; or any Credit Party denies in writing that it has any or further liability or obligation under any Credit Document (other than as a result of repayment in full of the Obligations and termination of all Commitments), or purports in writing to revoke or rescind any Credit Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral. Collateral Agent shall for any reason (other than after the payment in full of all Obligations, termination of all Commitments and terminations or expiration of all Letters of Credit) cease to have a perfected first priority lien on the Borrower Collateral or a perfected exclusive lien on the Grantor Subsidiary Collateral, or the Cash Collateral shall at any time equal less than 105% of the total undrawn amount of all Letters of Credit outstanding at such time and, if such deficiency exists as a result of the Administrative Agent withdrawing funds from the Cash Collateral Accounts to pay for fees due under Section 2.11 or as a result of Bank of America as deposit bank withdrawing funds from the Cash Collateral Accounts for charges due to it, such deficiency continues for five Business Days.

8.2. Remedies Upon Event of Default. If any Event of Default occurs and is continuing, upon notice to Company by Administrative Agent or (in the case of clause (d)) Collateral Agent (in addition to Administrative Agent), Administrative Agent or Collateral Agent may, or shall at the request of the Requisite Lenders or Issuing Bank, take any or all of the following actions:

(a) terminate the Commitments;

(b) apply the Cash Collateral toward the Obligations and any other amounts due under clause (c) below;

(c) declare all amounts owing or payable hereunder or under any of the other Credit Documents to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower; and

(d) exercise on behalf of itself, the Lenders and Issuing Bank all rights and remedies available to it, the Lenders and Issuing Bank under the Credit Documentation or applicable law, including all remedies of a Secured Party under the UCC.

(e) If an Event of Default described in Section 8.1(f) occurs, the Commitments shall terminate automatically and all amounts owing or payable hereunder or under any of the other Credit Documents shall be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by Borrower.

8.3 Application of Funds.

(a) Subject to Section 2.4(d) and Section 8.3(b), the Collateral shall be applied to satisfy drawings under Letters of Credit as they occur. If any Collateral remains on deposit after all Letters of Credit have either been fully drawn or expired, such remaining Collateral shall be applied to the other Obligations, if any, in the order set forth below.

(b) After the exercise of remedies provided for in Section 8.2 above, any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (including commitment fees but excluding letter of credit fees) payable to the Lenders and Issuing Bank, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid letter of credit fees and interest with respect to any drawings under the Letters of Credit and other Obligations, ratably among the Lenders and Issuing Bank in proportion to the respective amounts described in this clause payable to them;

Fourth, to (a) payment of that portion of the Obligations constituting unpaid principal with respect to any drawings under all Letters of Credit and (b) cash collateralization of the aggregate undrawn amount of all Letters of Credit that is not then cash collateralized, ratably among the Lenders and Issuing Bank in proportion to the respective amounts described in this clause held by them; and

Last, the balance, if any, after all of the Obligations have been paid, to Borrower.

SECTION 9. AGENTS

9.1. Appointment of Agents. Bank of America is hereby appointed Administrative Agent and Collateral Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Bank of America to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of the Agents and no Lender or Credit Party shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its officers, directors, agents, sub-agents, employees or affiliates. For the avoidance of doubt, in performing its functions and duties hereunder, no Agent assumes and nor shall any Agent be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent nor any of its officers, partners, directors, employees, advisors, attorneys or agents shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party, any Lender or any person providing the Settlement Service to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated hereby or thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. No Agent nor any of its officers, partners, directors, employees, advisors, attorneys or agents shall be deemed to have knowledge of any Default or Event of Default unless and until written notice thereof is given to such Agent by a Borrower or a Lender. Anything contained herein to the contrary notwithstanding, the duties of the Administrative Agent shall be administrative in nature and the Administrative Agent shall not have any liability arising from confirmations of the Letter of Credit Usage or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees, advisors, attorneys or agents shall be liable to any Lender for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, including any settlement confirmation or other communication issues by any Settlement Service, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective directors, officers, employees, agents or Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any of the directors, officers, employees, agents, advisors, attorneys and Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as

Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Borrower for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions and conversions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of any Credit Extension or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement or an Assignment Agreement shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share (determined as of the time such indemnity is sought, it being understood and agreed that if the Maturity Date shall have occurred, with respect to the effected Letters of Credit or Commitments, such determination shall be made immediately prior to giving effect thereto), severally agrees to indemnify each Agent (and any affiliate thereof), to the extent that such Agent (or such affiliate) shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent (or any affiliate thereof) in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof (determined as of the time such indemnity is sought, it being understood and agreed that if the Maturity Date shall have occurred, with respect to the Letters of Credit or Commitments, such determination shall be made immediately prior to giving effect thereto); and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent, Collateral Agent and Issuing Bank. Administrative Agent may resign at any time by giving thirty days’ prior written notice thereof to Lenders, Issuing Bank and Company. Upon any such notice of resignation, Requisite Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring Administrative Agent shall promptly (a) transfer to such successor Administrative Agent all Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (b) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents (in the case of clauses (a) and (b), at the sole cost and expense of the Borrower). Upon the effectiveness of the transfer of the Administrative Agent such retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. If no successor Administrative Agent has been appointed pursuant to the preceding sentences by the 30th day after the date of such retiring Administrative Agent’s notice of resignation, Administrative Agent’s resignation shall become effective in accordance with its notice and Administrative Agent shall be discharged from all of its duties and obligations hereunder (except that in the case of any collateral security held by Administrative Agent on behalf of the Lenders or Issuing Bank under any of the Credit Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and all payments, communications and determinations provided to be made by, to or through Administrative Agent shall instead be made by or to each Lender and Issuing Bank directly, until such time as a successor Administrative Agent is appointed as provided for in this Section. The Requisite Lenders shall thereafter perform all the duties of the Administrative Agent here under and/or under any other Credit Document until such time, if any, as either (1) the Requisite Lenders appoint a successor Administrative Agent (which appointment shall be subject to the prior written approval of the Borrower (such approval not to be unreasonably withheld) unless an Event of Default has occurred and is continuing) or (2) Company appoints a successor Administrative Agent so long (x) as the

Lenders receive at least ten Business Days’ notice of such appointment (which notice may be given at any time following the 30th day after the retiring Administrative Agent’s notice of resignation) and (y) Company has not received a written notice from the Requisite Lenders stating that the Requisite Lenders object to such appointment.

Any resignation of Bank of America as Administrative Agent pursuant to this Section shall also constitute the resignation of Bank of America or its successor as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder. After any retiring Collateral Agent’s resignation hereunder as Collateral Agent, the provisions of this Section 9 shall insure to its benefit as to any actions taken or omitted to be taken by it while it was Collateral Agent. Any resignation of Bank of America as Administrative Agent pursuant to this Section shall also constitute the resignation of Bank of America or its successor as an Issuing Bank, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Issuing Bank and (i) such successor Issuing Bank shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (ii) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents, and (iii) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender and each other Secured Party (by its acceptance of the benefits of the Guaranty, the Collateral and the Collateral Documents) hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent, each Lender and each other Secured Party (by its acceptance of the benefits of the Guaranty, the Collateral and the Collateral Documents) hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender or other Secured Party may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

9.9. Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender (which term shall include any Issuing Bank for purposes of this Section 9.9) an amount equivalent to any applicable withholding tax. If the Internal

Revenue Service or any other Governmental Authority asserts a claim that Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify fully and hold harmless Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by a Credit Party pursuant to Section 2.20 and without limiting or expanding the obligation of the Credit Party to do so) for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. The agreements in this Section 9.9 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Agreement and the repayment, satisfaction or discharge of all other Obligations.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Collateral Agent, Administrative Agent or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served or sent by facsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by the Administrative Agent from time to time.

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Section 2 if such Lender or the Issuing Bank, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Borrower agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto (or any proposed consents, amendments, waivers or modifications); (b) all the costs of furnishing all opinions by counsel for Borrower and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Letters of Credit and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, members, directors, trustees, advisors, employees, agents, sub-agents, attorneys and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision). To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Lender, each Agent and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Letter of Credit or any act or omission or event occurring in connection therewith, and Holdings and Borrower hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. No Credit Party shall have any liability for any special, punitive, indirect or consequential damages relating to this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date). If any amounts due under this Section 10.3 shall be have been paid after demand therefor, the applicable Indemnitee shall promptly refund such amount to the extent that there is a final and non-appealable judicial or arbitral determination that such Indemnitee was not entitled to indemnification or contribution rights with respect to such payment pursuant to the express terms of this Section 10.3.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

10.5. Amendments and Waivers.

(a) Consent. Subject to the additional requirements of Sections 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders and Company.

(b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the stated expiration date of any Letter of Credit beyond the Maturity Date;

(ii) extend the time for any payment;

(iii) reduce any reimbursement obligation in respect of any Letter of Credit;

(iv) amend, modify, terminate or waive any provision of this Section 10.5(b), Section 10.5(c) or any other provision of this Agreement that expressly provides that the consent of all Lenders is required;

(v) amend the definition of “Requisite Lenders” or “Pro Rata Share”; or

(vi) release all or substantially all of the Collateral or the Guarantor from the Guaranty.

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in the Commitment of any Lender;

(ii) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.4(e), any other provision contained in Section 2.4 or any other provision hereof as the same applies to the rights or obligations of any Issuing Bank, in each case without the written consent of Administrative Agent and of Issuing Bank; or

(iii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Borrower, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and participations in Letters of Credit listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or participations in Letters of Credit shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the “Effective Date” specified in the applicable Assignment Agreement, prompt notice thereof shall be provided to Company and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or participations in Letters of Credit.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its participations in Letters of Credit or Commitments owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” with the consent of Administrative Agent and Issuing Bank (each such consent not to be unreasonably withheld or delayed) and notice to Company; or

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” with the consents (except in the case of assignments made by or to Bank of America), of each of Company, Administrative Agent and Issuing Bank (each such consent not to be (x) unreasonably withheld or delayed or (y) in the case of Company, required at any time an Event of Default shall have occurred and then be continuing); provided, further, each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Commitments of the assigning Lender) with respect to the assignment of the Commitments.

(d) Mechanics. Assignments may be made via an electronic settlement system acceptable to Administrative Agent as designated in writing from time to time to the Lenders by Administrative Agent (the “Settlement Service”). Each such assignment shall be effected by the assigning Lender and proposed assignee pursuant to the procedures then in effect under the Settlement Service, which procedures shall be consistent with the other provisions of this Section 10.6. Each assignor Lender and proposed assignee shall comply with the requirements of the Settlement Service in connection with effecting any transfer of participations in any Letter of Credit pursuant to the Settlement Service. Assignments and assumptions (regardless of whether the Settlement Service is utilized) shall require the execution and delivery to the Administrative Agent of an Assignment Agreement. Assignments made pursuant to the foregoing provision shall be effective as of the Assignment Effective Date. In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.20(e). A processing fee of $3,500 will be required to be paid to Administrative Agent in connection with any assignments (other than contemporaneous assignments by or to two or more Related Funds).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitment for its own account in the ordinary course and without a view to distribution of such Commitments within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (x) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (y) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); and (iii) the Commitments shall be modified to reflect any Commitment of such assignee and any Commitment of such assigning Lender, if any.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Letter of Credit (unless such Letter of Credit is not extended beyond the applicable Maturity Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Commitments hereunder in which such participant is participating. Borrower agrees that each participant shall be entitled to the benefits of Sections 2.19 and 2.20 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.19 or 2.20 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, except to the extent such entitlement to a greater payment results from a Change in Law occurring after the sale of such participation and (ii) a participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 2.20 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of the Borrower, to comply with Section 2.20 as though it were a Lender. To the extent permitted by the applicable law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such participant agrees to be subject to Section 2.17 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of each Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the other obligations under this Agreement (the “Participant Register”). The entries in the Participant Register shall be conclusive and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(h) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of its Obligations owed by or to such Lender to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder

(i) Resignation as Issuing Bank after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment pursuant to subsection (c) above, Bank of America may, upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank. In the event of any such resignation as Issuing Bank the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all Letter of Credit Obligations with respect thereto. Upon the appointment of a successor Issuing Bank, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.19, 2.20, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.17, 9.3(b) and 9.6 shall survive the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or any Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE COMMITMENTS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Lender shall hold all non-public information regarding Company and its Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any pledgee referred to in Section 10.6(h) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Commitments or any participations therein or any direct or indirect contractual counterparties (or the professional advisors thereto) in Swap Agreements (provided such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any Agent or any Lender, (iv) disclosures required or requested by any governmental agency, regulatory authority or representative thereof or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information, (v) disclosures of such information to any other party hereto, (vi) disclosures of such information in connection with the exercise of any remedies hereunder or under any other Credit Documents or any action or proceeding relating to this

Agreement or any other Credit Document or the enforcement of rights hereunder or thereunder, (vii) disclosures of such information with the consent of Borrower, (viii) disclosures if such information becomes available to any Lender or any of their respective Affiliates on a non-confidential basis from a source other than the Company and (ix) disclosures to the extent such information becomes publicly available other than as a result of a breach of this Section.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amounts under the Letters of Credit issued hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Letters of Credit issued hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Borrower shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Borrower to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Letters of Credit issued hereunder or be refunded to Borrower.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

EDUCATION MANAGEMENT LLC

By:	/s/ Edward H. West
Name: Edward H. West
Title: President and Chief Financial Officer

EDUCATION MANAGEMENT HOLDINGS LLC

By:	/s/ Dorinda A. Pannozzo
Name: Dorinda A. Pannozzo
Title: Treasurer

BANK OF AMERICA, N.A., as Administrative Agent and as Collateral Agent

By:	/s/ Keri Shull
Name: Keri Shull Title: Vice President

BANK OF AMERICA, N.A., as Issuing Bank

By:	/s/ Keri Shull
Name: Keri Shull Title: Vice President

BANK OF AMERICA, N.A., as Lender

By:	/s/ Keri Shull
Name: Keri Shull Title: Vice President

APPENDIX A

TO LETTER OF CREDIT FACILITY AGREEMENT

Commitments

Name of Lender	Commitment
Bank of America, N.A.	$150,000,000

APPENDIX A-1

APPENDIX B

TO LETTER OF CREDIT FACILITY AGREEMENT

Notice Addresses

EDUCATION MANAGEMENT LLC

c/o EDMC

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Attention: Todd S. Nelson, Chief Executive Officer

Telephone: 412-562-0900

Facsimile: 412-471-3288

Email: tnelson@edmc.edu

EDUCATION MANAGEMENT HOLDINGS LLC

c/o EDMC

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Attention: Todd S. Nelson, Chief Executive Officer

Telephone: 412-562-0900

Facsimile: 412-471-3288

Email: tnelson@edmc.edu

in each case, with a copy to:

General Counsel

c/o EDMC

210 Sixth Avenue, 33rd Floor

Pittsburgh, Pennsylvania 15222

Attention: Devitt Kramer, Senior Vice President –

Corporate Counsel and Compliance

Telephone: 412-995-7315

Facsimile: 412-995-7322

and

SIMPSON THACHER & BARTLETT LLP

425 Lexington Avenue

New York, New York 10017

Attention: Melissa Hutson

Telephone: 212-455-7474

Facsimile: 212-455-2502

Appendix B-1

BANK OF AMERICA, N.A.,

as Administrative Agent, Collateral Agent,

Issuing Bank and a Lender

BANK OF AMERICA, N.A.

100 North Tryon Street

NC1-007-17-15

Charlotte, North Carolina 28255

Attention: Keri Shull

Telephone: 980-388-7517

Facsimile: 704-683-9281

with a copy to:

BANK OF AMERICA, N.A.

901 Main Street

TX1-492-14-11

Dallas, Texas 75202

Attention: Annette Hunt

Telephone: 214-209-4108

Facsimile: 214-290-8378

Appendix B-2